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EXHIBIT 99.1

FOSTER WHEELER LTD. ELECTS NEW DIRECTORS

        HAMILTON, BERMUDA, October 1, 2004—Foster Wheeler Ltd. (OTCBB: FWLRF) announced today that Diane C. Creel, Roger L. Heffernan, Harry P. Rekas, and David M. Sloan have been elected to its board of directors. On the same date, John Clancey, Martha Clark Goss, and John Stuart have resigned from the board, bringing the total number of current directors to eight.

        "We are very excited about being able to access the depth of experience and expertise the new directors bring to our board as we continue to move forward to complete our balance sheet restructuring and re-energize our business," said Raymond J. Milchovich, chairman, president and CEO. "We also extend our sincere appreciation to John, Martha, and John for their many contributions to Foster Wheeler during their years of service."

Diane C. Creel

        Diane Creel is the chairman, chief executive officer and president of Ecovation, Inc., a waste stream technology company. Ms. Creel's previous experience includes service as chief executive officer and president of Earth Tech, where she was the first woman to hold the chief executive position of a publicly held engineering firm in the United States.

        Ms. Creel currently serves on the board of directors of Allegheny Technologies Inc., Teledyne Technologies, Inc., the American Funds of Capital Research Management, and Goodrich Corporation. She holds BA and MA degrees in journalism from the University of South Carolina, and she has done post-graduate work at the University of Pennsylvania's Wharton School and at Harvard University.

Roger L. Heffernan

        Roger Heffernan has garnered almost 40 years of operations experience at a number of private equity firms and Fortune 500 companies. He co-founded CRM Partners following several years as an executive with a private equity firm. Prior to that, Mr. Heffernan served as vice president of manufacturing at General Instrument Corporation, and as a manufacturing executive at IBM Corporation and ITT Corporation. He has particularly strong experience in turnaround and restructuring activities, management process redesign, diverse manufacturing operations, and lean manufacturing disciplines.

        Mr. Heffernan holds a BBA in Accounting from Manhattan College, an MBA in Management from Pace University, and he has completed the Executive Manufacturing Program at the Harvard Graduate School of Business.

Harry P. Rekas

        Harry Rekas has successfully managed a variety of equity portfolios ranging in size from a few million dollars to in excess of one billion dollars. Over the past 20 years he has been associated with Bessemer Trust, AIG Global Investment, Citibank Global Asset Management, and Oppenheimer Capital Corp., among others. Prior to his investment management work, Mr. Rekas was an officer with Computer Sciences Corporation and Fidelity Bank.

        Mr. Rekas served as a Captain in the U.S. Air Force. He holds a BS in Economics from the University of Pennsylvania's Wharton School, and an MBA from Pepperdine University.

David M. Sloan

        David Sloan is an international business consultant who has been deeply involved in multinational financial and commercial matters for almost 30 years. He currently serves as president of Corporate Strategies International, Inc. and is a senior consultant to The Scowcroft Group. Previously, he was an executive vice president with Charles Percy & Associates and held a number of positions of increasing responsibility in the U.S. State Department.

        Mr. Sloan is currently a member of the board of directors of Counterpart International. He holds a Master of Arts in Law and Diplomacy from The Fletcher School of Law & Diplomacy, Tufts University, and he graduated cum laude with a BA in Political Science from Tufts University.

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Notes to Editors:

1.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.
Safe Harbor Statement
This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the company and the various industries within which the company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The company cautions that a variety of factors, including but not limited to the factors described under the heading "Business—Risk Factors of the Business" in the company's most recent annual report on Form 10-K/A and the following, could cause the company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

3.
Investors and security holders are urged to read the following documents filed with the SEC, as amended from time to time, relating to the company's equity-for-debt exchange offer because they contain important information: (1) the registration statement on Form S-4 (File No. 333-107054) and (2) the Schedule TO (File No. 005-79124). These and any other documents relating to the exchange offer, when they are filed with the SEC, may be obtained free at the SEC's Web site at www.sec.gov, or from the company's information agent, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10014. Georgeson's telephone number for bankers and brokers is 212-440-9800 and for all other security holders is 800-891-3214.

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10-01-04
Media Contact:	Maureen Bingert 908-730-4444
Other Inquiries:	908-730-4000

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FOSTER WHEELER LTD. ELECTS NEW DIRECTORS
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